EXHIBIT 5



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                                HART & HART, LLC
                                ATTORNEYS AT LAW
                             1624 Washington Street
                                Denver, CO 80203
William T. Hart, P.C.               ________          Email:  harttrinen@aol.com
Will Hart                                             Facsimile:  (303) 839-5414
                                 (303) 839-0061


                                October 25, 2016


United Cannabis Corporation
1600 Broadway, Suite 1600
Denver, CO  80202


    This letter will constitute an opinion upon the legality of the sale by United Cannabis Corporation, a Colorado corporation, of up to 700,000 shares of Common Stock, all as referred to in the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission.

    We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of the Company and the applicable laws of the State of Colorado, and a copy of the Registration Statement. In our opinion, the Company has duly authorized the issuance of the shares of stock mentioned above and such shares when sold, will be legally issued, fully paid, and non-assessable.

                                    Very truly yours,

                                    HART & HART


                                    By   /s/ William T. Hart

                                        William T. Hart